Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD EXCEEDS FOURTH QUARTER EARNINGS EXPECTATIONS

EARNINGS PER SHARE AT 65 CENTS

MURRAY HILL, NJ — (January 26, 2005) — C. R. Bard, Inc. (NYSE-BCR) today reported 2004 fourth quarter and full year financial results. Fourth quarter 2004 net sales were $424.1 million, an increase of 11 percent over the prior-year period. The company sold certain assets of its Endoscopic Technologies division on September 30, 2004. Net sales excluding sales of the divested Endoscopic Technologies products are referred to below as ongoing net sales. On a constant currency basis, fourth quarter 2004 ongoing net sales increased 13 percent over the prior-year period.

In the fourth quarter of 2004, net sales in the U.S. were $291.2 million and net sales outside the U.S. were $132.9 million, up 8 percent and 18 percent, respectively, over the prior-year period. On a constant currency basis, fourth quarter 2004 ongoing net sales in the U.S. and outside the U.S. both increased 13 percent over the prior-year period.

Net sales for the full year 2004 were $1,656.1 million, an increase of 16 percent over the prior year. On a constant currency basis, full year 2004 ongoing net sales increased 14 percent over the prior year.

For the full year 2004, net sales in the U.S. were $1,156.2 million and net sales outside the U.S. were $499.9 million, up 13 percent and 21 percent, respectively, over the prior year. On a constant currency basis, full year 2004 ongoing net sales in the U.S. increased 15 percent and full year 2004 ongoing net sales outside the U.S. increased 12 percent over the prior year.

For the fourth quarter 2004, net income was $69.8 million and diluted earnings per share were 65 cents, an increase of 239 and 242 percent over fourth quarter 2003 net income and diluted earnings per share of $20.6 million and 19 cents, respectively. As further described in the attached consolidated statements of income, included in the 2003 fourth quarter results were certain items that reduced net income by $35.2 million (after-tax), or 33 cents per diluted share, thereby affecting comparability with the current-year quarter. Excluding these items, fourth quarter 2004 net income and diluted earnings per share both increased by 25 percent over the same period in the prior year. The earnings per share figures reported in this press release reflect the company’s two-for-one common stock split that became effective on May 28, 2004.

For the full year 2004, net income was $302.8 million and diluted earnings per share were $2.82. As further described in the attached consolidated statements of income, included in these full year 2004 results were certain items that increased net income by $40.1 million, or 37 cents per diluted share, thereby affecting comparability between years. Excluding these items, net income for the full year 2004 was $262.7 million and diluted earnings per share were $2.45.

For the full year 2003, Bard reported net income of $168.5 million and diluted earnings per share of $1.60. Excluding the items identified above for both the fourth quarter 2003 and the full year 2004, net income and diluted earnings per share in 2004 grew 29 percent and 27 percent, respectively, as compared to the prior year.

“Our results for both the quarter and the year reflect solid revenue growth across our major product lines and geographies. We continue to see the benefits of investing in a broad portfolio of markets and products. Our success in improving our gross margin has enabled us to increase our investment in product technology, strengthen our sales organization and enhance our long-term revenue growth profile,” commented Timothy M. Ring, chairman and chief executive officer. “We continue to be pleased with the progress of our growth strategy and the execution of the fundamentals of our business. I am thankful to Bard employees around the world for their meaningful contributions to a successful 2004.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, expenses, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our September 30, 2004 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

“Net sales on a constant currency basis”, “ongoing net sales” and “net income and diluted earnings per share excluding certain items” are non-GAAP financial measures. For a reconciliation of these non-GAAP measures to GAAP, please see the attached tables. The company analyzes net sales on a constant currency and ongoing basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. The company believes that comparing ongoing net sales between periods provides an additional and meaningful analysis of comparable operations. Net income and diluted EPS excluding certain items are used by the company to measure the comparability of results between periods. Because certain items such as divestiture activity and litigation outcomes may not reflect underlying operating results, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and diluted EPS. The limitation of these non-GAAP measures is that they may exclude items that impact actual GAAP results. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results.

C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$424,100	$381,200	$1,656,100	$1,433,100

Costs and expenses:
Cost of goods sold	161,600	155,900	660,300	609,400
Marketing, selling & administrative expense	139,000	121,800	521,000	448,100
Research & development expense (1)	28,200	24,500	111,600	87,400
Interest expense	2,900	3,000	12,700	12,500
Other (income) expense, net	(2,700)	56,800	(63,700)	52,500

Total costs and expenses	329,000	362,000	1,241,900	1,209,900

Income before tax provision	95,100	19,200	414,200	223,200
Income tax provision	25,300	(1,400)	111,400	54,700

Net income (2)	$69,800	$20,600	$302,800	$168,500

Basic earnings per share	$0.67	$0.20	$2.90	$1.63

Diluted earnings per share	$0.65	$0.19	$2.82	$1.60

Wt. avg. common shares outstanding – basic	104,600	103,600	104,400	103,400

Wt. avg. common shares outstanding – diluted	107,500	105,600	107,200	105,200

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended December 31,				Twelve Months Ended December 31,
	2004	2003	Change	Constant Currency	2004	2003	Change	Constant Currency
Vascular	$101,400	$86,500	17%	13%	$393,000	$307,300	28%	23%
Urology	130,400	114,400	14%	12%	493,100	451,500	9%	7%
Oncology	92,600	77,800	19%	17%	342,800	282,700	21%	19%
Surgery	83,100	72,000	15%	14%	313,300	272,300	15%	14%
Other	16,600	16,000	4%	3%	67,800	65,700	3%	2%

Ongoing Sales	$424,100	$366,700	16%		$1,610,000	$1,379,500	17%
FX Impact	—	7,200			—	32,200

Con. Currency	$424,100	$373,900		13%	$1,610,000	$1,411,700		14%

Ongoing Sales	$424,100	$366,700	16%		$1,610,000	$1,379,500	17%
Divested Sales (3)	—	14,500			46,100	53,600

Reported Sales	$424,100	$381,200	11%		$1,656,100	$1,433,100	16%

C. R. BARD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,
	2004	2003
ASSETS
Cash and short-term investments	$545,400	$422,000
Accounts receivable, net	290,100	224,100
Inventories	156,700	156,500
Other current assets	61,800	72,500

Total current assets	1,054,000	875,100

Property, plant and equipment, net	260,800	222,700
Intangible assets	234,500	137,800
Goodwill	365,700	354,000
Other assets	94,100	102,400

TOTAL ASSETS	$2,009,100	$1,692,000

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Short-term debt	$100	$16,600
Accounts payable	52,200	56,100
Accrued liabilities	338,000	349,200

Total current liabilities	390,300	421,900

Long-term debt	151,400	151,500
Long-term liabilities	91,600	72,900

Noncontrolling interest	15,700	—
Total shareholders’ investment	1,360,100	1,045,700

TOTAL LIABILITIES AND SHAREHOLDERS’ INVESTMENT	$2,009,100	$1,692,000

Notes to Consolidated Statements of Income

(1)	Included in research and development expense is approximately $6.7 million and $1.0 million in acquired in-process research and development for the years ended December 31, 2004 and 2003, respectively.
(2)	For the fourth quarter and twelve months ended December 31, 2003, in addition to interest income and foreign exchange gains and losses, other (income) expense, net included the following items: a charge for a legal verdict in the amount of $58.0 million before tax ($35.5 million after-tax; $0.34 diluted earnings per share), a gain from a legal settlement of $3.5 million before tax ($2.1 million after-tax; $0.02 diluted earnings per share) and the final adjustment of 2002 restructuring charges and reserves for certain items of $2.9 million before tax ($1.8 million after-tax; $0.02 diluted earnings per share) offset by a charge for product line asset write-downs of $6.1 million before tax ($3.6 million after-tax; $0.03 diluted earnings per share).

For the first quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the adjustment of a fourth quarter 2003 reserve recorded in connection with a legal verdict. This adjustment resulted in additional pretax income of $16.0 million ($9.8 million after-tax; $0.09 diluted earnings per share), partially offset by a charge for an unrelated legal settlement of $3.9 million pretax ($2.3 million after-tax; $0.02 diluted earnings per share). In addition the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant ($0.01 diluted earnings per share).

For the second quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included a charge for a legal settlement partially offset by an investment gain, which resulted in a net pretax charge of $4.3 million ($2.6 million after-tax; $0.02 diluted earnings per share).

For the third quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included a gain from the sale of certain assets of the company’s Endoscopic Technologies division of $44.9 million pretax ($30.8 million after-tax; $0.29 diluted earnings per share). In addition, the company recorded miscellaneous gains related to the sale of a facility and the conclusion of an intellectual property matter of $3.5 million pretax ($3.0 million after-tax). In total, these items resulted in a gain of $0.31 diluted earnings per share.

For the fourth quarter of 2004, in addition to interest income and exchange gains and losses, other (income) expense, net includes an adjustment to the gain from the sale of certain assets of the company’s Endoscopic Technologies division of $0.6 million pretax ($0.3 million after-tax).

The aggregate impact of these items on net income and diluted earnings per share is reflected in the following table:

Reconciliation of Earnings

(in millions, except per share)

	Quarter Ended December 31				Twelve Months Ended December 31
	2004		2003		2004		2003
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$69.8	$0.65	$20.6	$0.19	$302.8	$2.82	$168.5	$1.60
Adjustment	(0.3)	—	35.2	0.33	(40.1)	(0.37)	35.2	.33

Adjusted Basis	$69.5	$0.65	$55.8	$0.52	$262.7	$2.45	$203.7	$1.93

(3)	All divested sales are from the oncology product group.